Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Trevena, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock	Rules 457(c) and 457(h)	309,363 (3)	$1.88	$581,138	0.0001102	$64.04
Total Offering Amounts				-	$581,138	-	$64.04
Total Fee Offsets				-	-	-	-
Net Fee Due				-	-	-	$64.04

(1) Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers an indeterminate number of additional shares which may be offered and issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2) Estimated solely for the purpose of calculating the registration fee in accordance with Rules 457(c) and 457(h) of the Securities Act. The amount of the registration fee is based on a price of $1.88 per share of Common Stock, which is the average of the high and low prices of the registrant’s Common Stock as reported by the NASDAQ Capital Market on January 20, 2023.

(3) Represents 309,363 shares of Common Stock issuable under the Trevena, Inc. 2013 Equity Incentive Plan (as amended, the “2013 Plan”). The registrant previously registered (i) 3,537,703 shares of Common Stock issuable under the 2013 Plan on a Form S-8 filed on February 4, 2014 (Reg. No. 333-193735), (ii) 1,050,000 shares of Common Stock issuable under the 2013 Plan on a Form S-8 filed on May 14, 2014 (Reg. No. 333-195957), (iii) 1,569,646 shares of Common Stock issuable under the 2013 Plan on a Form S-8 filed on January 23, 2015 (Reg. No. 333-201672), (iv) 2,032,104 shares of Common Stock issuable under the 2013 Plan on a Form S-8 filed on January 11, 2016 (Reg. No. 333-208948), (v) 2,230,736 shares of Common Stock issuable under the 2013 Plan on a Form S-8 filed on January 4, 2017 (Reg. No. 333-215421), (vi) 2,492,431 shares of Common Stock issuable under the 2013 Plan on a Form S-8 filed on January 8, 2018 (Reg. No. 333-222471), (vii) 3,292,936 shares of Common Stock issuable under the 2013 Plan on a Form S-8 filed on January 8, 2019 (Reg. No. 333-229161), (viii) 3,768,550 shares of Common Stock issuable under the 2013 Plan on a Form S-8 filed on January 16, 2020 (Reg. No. 333-235942), (ix) 6,399,997 shares of Common Stock issuable under the 2013 Plan on a Form S-8 filed on January 22, 2021 (Reg. No. 333-252350), and (x) 6,620,800 shares of Common Stock issuable under the 2013 Plan on a Form S-8 filed on January 27, 2022 (Reg. No. 333-262377).